Exhibit 99.1




     [COMMUNITY SAVINGS BANKSHARES, INC. LOGO]            PRESS RELEASE
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     Shareholder Relations  P. O. Box 14547  North Palm Beach, FL 33408
                              (561) 881-2212
                         www.communitysavings.com
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                 FOR IMMEDIATE RELEASE: December 17, 2001
   Contact: James B. Pittard, Jr., President and Chief Executive Officer
      Larry J. Baker, CPA, Senior Vice President, Treasurer and Chief
                            Financial Officer


            COMMUNITY SAVINGS BANKSHARES' SHAREHOLDERS APPROVE
                           ACQUISITION AGREEMENT

North Palm Beach, Florida. Community Savings Bankshares, Inc. ("Bankshares" or the "Company")(Nasdaq-CMSV), the holding company for Community Savings, F. A. (the "Association") announced today that its shareholders at the special meeting held earlier today overwhelmingly approved the adoption of the acquisition agreement pursuant to which BankAtlantic Bancorp, Inc. will acquire Community Savings for $19.00 per share in cash. More than 70% of the issued and outstanding shares voted in favor of adoption of the agreement. Upon completion of the merger, BankAtlantic will be the largest financial institution headquartered Florida, with approximately $5.7 billion in assets, $3.0 billion in deposits and a total of 82 branches located throughout Florida.

"We are extremely gratified that our shareholders understand the value of our proposed merger with BankAtlantic," stated James B. Pittard, Jr., President and Chief Executive Officer of Community Savings. Mr. Pittard added, "BankAtlantic is one of the premier financial institutions in Florida and offers a broad array of products that meet the needs of our customers." Mr. Pittard also indicated that, subject to the receipt of final regulatory approvals, Community Savings and BankAtlantic currently expect the transaction to close late in the first quarter of 2002.

Community Savings Bankshares, Inc., a Delaware-chartered stock holding company, is the parent holding company for Community Savings, F. A. Chartered in 1955, the Association is a federal stock savings and loan association, the deposits of which are insured by the Federal Deposit Insurance Corporation. Headquartered in North Palm Beach, Florida, the Association serves customers in Palm Beach, Martin, St. Lucie and Indian River counties from 21 full-service offices. Please visit www.communitysavings.com for more information about the Company and the Association's loan and deposit products and services - including Online Banking.